Exhibit 10.1

Michael P. Connors

Chairman and

Chief Executive Officer

September 24, 2009

Mr. David Berger

Larchmont, New York

Dear David:

I am pleased to confirm our offer to join Information Services Group, Inc. as our Executive Vice President and Chief Financial Officer reporting to me.  You will become a member of our Executive Board comprised of the top leaders of the ISG+TPI operating organization.  As agreed, your start date will be no later than October 7, 2009.

Your base salary will be $550,000 annually and a target Annual Incentive Plan (AIP) bonus opportunity of $350,000 for 2010. For 2010 your AIP will be guaranteed at $350,000 so long as you remain employed through December 31, 2010 and paid when all 2010 incentives are paid in the organization (normally March 2011).  We will review both your base salary and your AIP bonus opportunity again in December 2010.

We will grant you 125,000 ISG Restricted Stock Units that will vest ratably over four years pursuant to our standard award agreement, which requires you to execute our standard restrictive covenant agreement. You have also agreed to purchase 125,000 ISG shares during the trading period permitted by ISG’s Insider Trading Policy following the release of ISG’s third quarter earnings.

You will also be eligible for our normal employee benefit programs provided to executive officers of ISG including medical, dental etc.

Finally, we have agreed to provide you with a standard severance agreement that will provide you with a severance payment equal to the sum of (x) your then base salary and (y) your then target AIP in the unlikely event you are terminated under certain conditions. The severance payment will be payable in equal monthly installments over the 12 month period following your termination of employment.

David, as we discussed, our vision at ISG is to build an industry-leading, billion dollar value information-based services company. We are still in the early innings of execution and with your financial, operational and corporate development experience we know you will make significant contributions toward achieving our vision.

Please sign and return a copy of this letter.  We look forward to you joining the ISG Team!

Sincerely,

Michael P. Connors

Cc: Mr. Bob Weissman

Information Services Group, Inc.	t: 203 517 3100
Two Stamford Plaza	f: 203 517 3199
281 Tresser Boulevard, Stamford, CT 06901	www.informationsg.com

Agreed and Accepted:

/s/ David Berger
David Berger	September 24, 2009